Exhibit 12.1

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
COLONIAL PROPERTIES TRUST
Ratio of Earnings to Fixed Charges
(all amounts in thousands)
December 31, 2002




Description                                                                                 12/31/02                   12/31/01
-----------------------------------------------------------------------------------------------------------------------------------
Fixed Charges:
Interest expense                                                                              $ 65,265                    $ 71,397
Capitalized interest                                                                             8,064                      10,608
Debt costs amortization                                                                          3,636                       1,321
                                                                                  -------------------------------------------------
Total Fixed Charges                                                                           $ 76,965                    $ 83,326

Earnings Plus Fixed Charges:
Income before gains from sales of property and extraordinary items                            $ 61,290                    $ 60,964
Fixed Charges                                                                                   76,965                      83,326
                                                                                  ---------------------      ----------------------
Total                                                                                        $ 138,255                   $ 144,290
                                                                                  ---------------------      ----------------------
Ratio of Earnings to Fixed Charges                                                                1.80                        1.73
                                                                                  =================================================
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